                                                                     EXHIBIT 5.1



October 5, 1999

Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, CA  94086


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Maxim Integrated Products, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on October 5, 1999 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 28,830,000 shares of the Company's Common Stock, $0.001 par value (the "Stock"). The Stock is reserved for issuance pursuant to options granted or to be granted under the Company's Supplemental Nonemployee Stock Option Plan, as amended, 1987 Supplemental Stock Option Plan, as amended, 1988 Nonemployee Director Stock Option Plan, as amended, 1996 Stock Incentive Plan, as amended, and shares to be issued under the Company's Company's 1987 Employee Stock Participation Plan, as amended. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

     It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                       Very truly yours,



                                       /s/ MORRISON & FOERSTER